AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC. QUARTERLY PRICING SUPPLEMENT, DATED JANUARY 2, 2013, TO THE PROSPECTUS, DATED APRIL 27, 2012 Quarterly Pricing Supplement (unaudited)

On January 2, 2013, our net asset value (“NAV”) per institutional share is $9.806 and our NAV per retail share is $9.896.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of October 1, 2012:	$ 6,982,138.04

Net Assets as of January 2, 2013:
Real Estate Properties, at Fair Value	$ 28,230,093.47
Non-Real Estate Assets (1)
Cash and Cash Equivalents	347,849.70
Subscriptions Receivable	11,637.00
Prepaid Organizational and Other Costs	4,417,845.94
Total Net Assets	33,007,426.11
Liabilities
Financing	21,370,964.70
Deferred Revenue	117,699.28
Other Liabilities (1)	2,939,755.86
Total liabilities	24,428,419.84
Net Asset Value	$ 8,579,006.27

(1) As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Monthly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of October 1, 2012:	$3,992,023.55 ($9.798)
Share Purchases and Redemptions for the quarter ended January 2, 2013:
Share Purchases	977,841.88
Share Redemptions	-
Activity for the quarter ended January 2, 2013: (2)
Accrual of Portfolio Revenue	304,076.10
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(294,149.33)
Accrual of Organizational and Offering Expenses	(5,961.36)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to October 1, 2012	-
Ending NAV on January 2, 2013 (per institutional share)	$4,973,830.84 ($9.806)

Retail Shares
NAV
Net Asset Value for Retail shares as of October 1, 2012:	$2,990,114.49 ($9.870)
Share Purchases and Redemptions for the quarter ended January 2, 2013:
Share Purchases	606,614.16
Share Redemptions	-
Activity for the quarter ended January 2, 2013: (2)
Accrual of Portfolio Revenue	204,646.05
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(191,787.86)
Accrual of Organizational and Offering Expenses	(4,411.41)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to October 1, 2012	-
Ending NAV on January 2, 2013 (per retail share)	$3,605,175.43 ($9.896)

(2) The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3) Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
October 1, 2012	$ 9.798	$ 9.870
October 2, 2012	$ 9.798	$ 9.870
October 3, 2012	$ 9.798	$ 9.870
October 4, 2012	$ 9.798	$ 9.871
October 5, 2012	$ 9.798	$ 9.871
October 8, 2012	$ 9.798	$ 9.872
October 9, 2012	$ 9.798	$ 9.872
October 10, 2012	$ 9.798	$ 9.872
October 11, 2012	$ 9.798	$ 9.872
October 12, 2012	$ 9.798	$ 9.872
October 15, 2012	$ 9.798	$ 9.873
October 16, 2012	$ 9.798	$ 9.873
October 17, 2012	$ 9.798	$ 9.874
October 18, 2012	$ 9.798	$ 9.874
October 19, 2012	$ 9.798	$ 9.874
October 22, 2012	$ 9.798	$ 9.874
October 23, 2012	$ 9.798	$ 9.875
October 24, 2012	$ 9.798	$ 9.875
October 25, 2012	$ 9.798	$ 9.875
October 26, 2012	$ 9.798	$ 9.875
October 29, 2012	$ 9.798	$ 9.876
November 1, 2012	$ 9.799	$ 9.877
November 2, 2012	$ 9.799	$ 9.878
November 5, 2012	$ 9.800	$ 9.879
November 6, 2012	$ 9.800	$ 9.879
November 7, 2012	$ 9.800	$ 9.880
November 8, 2012	$ 9.801	$ 9.880
November 9, 2012	$ 9.801	$ 9.881
November 12, 2012	$ 9.802	$ 9.882
November 13, 2012	$ 9.802	$ 9.882
November 14, 2012	$ 9.802	$ 9.883
November 15, 2012	$ 9.802	$ 9.883
November 16, 2012	$ 9.802	$ 9.884
November 19, 2012	$ 9.803	$ 9.885
November 20, 2012	$ 9.803	$ 9.885
November 21, 2012	$ 9.803	$ 9.886
November 23, 2012	$ 9.804	$ 9.886
November 26, 2012	$ 9.804	$ 9.888
November 27, 2012	$ 9.805	$ 9.888
November 28, 2012	$ 9.805	$ 9.888
November 29, 2012	$ 9.805	$ 9.889
November 30, 2012	$ 9.805	$ 9.889
December 3, 2012	$ 9.805	$ 9.890
December 4, 2012	$ 9.805	$ 9.890
December 5, 2012	$ 9.805	$ 9.890
December 6, 2012	$ 9.805	$ 9.890
December 7, 2012	$ 9.805	$ 9.891
December 10, 2012	$ 9.806	$ 9.891
December 11, 2012	$ 9.806	$ 9.891
December 12, 2012	$ 9.806	$ 9.892
December 13, 2012	$ 9.806	$ 9.892
December 14, 2012	$ 9.806	$ 9.892
December 17, 2012	$ 9.806	$ 9.893
December 18, 2012	$ 9.806	$ 9.893
December 19, 2012	$ 9.806	$ 9.893
December 20, 2012	$ 9.806	$ 9.893
December 21, 2012	$ 9.806	$ 9.894
December 24, 2012	$ 9.806	$ 9.894
December 26, 2012	$ 9.806	$ 9.895
December 27, 2012	$ 9.806	$ 9.895
December 28, 2012	$ 9.806	$ 9.895
December 31, 2012	$ 9.806	$ 9.896
January 2, 2013	$ 9.806	$ 9.896